ThermaSat, Inc.

The ThermaSat propulsion system uses photonic crystals and sunlight to heat water for satellite propulsion in space. Deployment, increased lifetime, and debris avoidance for your small satellites aim to be achievable with an inexpensive and eco-friendly solution for any mission.



Invest

$100 minimum investment

DEADLINE: March 24, 2023

in 8 days

SHARE PRICE

$20

TOTAL RAISED

$29,780

VALUATION

$10,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

ThermaSat aims to provide a universal solution for reliable, safe, and effective space propulsion.

We plan to use our technology on any new CubeSat mission without interfering with the mission or risking payloads. This new concept may triple a satellite's lifetime in orbit and provide major returns for those interested in providing internet/communications, imaging the Earth, doing research, or any other novel space mission.

SUCCESS TO DATE

The ThermaSat concept has been the topic of the following awards and grants:

- NSF Phase I SBIR in 2019 (ThermaSat)
- NSF Phase II SBIR in 2021 (ThermaSat)
- AFWERX Phase I SBIR in 2020 (subcontract for CubeCab w/ ThermaSat100 propulsion)
- AFWERX Phase I SBIR in 2020 (subcontract for SCORPIUS w/ ThermaSat+ propulsion)
- SPACEWERX Phase I STTR in 2022 (ThermaSat drone: ROAMER)

PROBLEM

Many different propulsion systems exist, but none can offer a complete solution.

We believe that space propulsion is necessary for humanity's upcoming expansion into space, but current concepts fall short of an all-purpose, safe solution. Small satellites and constellations are swarming into orbit to provide internet, imaging, research, and other services, but cannot include effective propulsion systems due to their small size and low costs. Electric systems draw too much power from the spacecraft and provide very little thrust for immediate maneuvers, and chemical systems are not allowed on ride-shares due to risk of explosion.



Propulsion systems for CubeSats have a clear need.

ThermaSat plans to provide immediate solutions for upcoming missions and scale to larger systems for major benefits for most satellites in Earth's orbit. Projects are already underway to explore ThermaSat driven drones, observers, and debris de-orbiting solutions.



SOLUTION

ThermaSat is dedicated to simplifying and enabling space missions in a variety of environments.

Our core technologies rely on thermal propulsion to be capable of high thrust maneuvers while limiting the impact on spacecraft operations. Our system currently in development is designed to utilize water as a harmless green propellant to reduce risks associated with traditional propulsion systems. This could allow users to safely integrate our system enabling a spacecraft that may be used for evasive maneuvers in a crowded low Earth orbit, prolong spacecraft lifetimes to increase the impact of a single asset in a constellation, and position itself in unique orbits.

ThermaSat stores thermal energy from the Sun in a molten salt thermal capacitor, which it uses during propulsive burns to provide high power operation. By using a unique optical filtration system to reject infrared wavelengths of light and absorb the rest, the temperature of the propellant rises to over 1,400 degrees F. The high power and high temperatures involved allow for the use of water propellant with no combustion or external power draw necessary.


THERMASAT

Patents Pending:

- ThermaSat 100 (#63209022)
- ThermaSat Plus (#63209014)
- ThermaSat Solar Thermal Propulsion System (#63085915)


Surface Mounted Solar Panels
Insulating Material
Intermediate Pressure Vessel
Optical Filters
Propellant Tank
Supporting Structure
Nozzle
Thermal Capacitor
Flow Channel

> **"The global space propulsion market is projected to grow from USD 7.31 billion in 2021 to USD 19.74 billion in 2028 at a CAGR of 15.24%."**
>
> ---
>
> *Fortune Business Insights*

MARKET

We intend to enter that market quickly and expand to capture a major fraction of it due to our universal nature, low cost, and high safety rating. The beachhead market of CubeSats is expected to reach USD 375M by 2023 (Markets and Markets), and may provide an opportunity to sell initial units on a small scale. As the company grows, we plan to expand into the larger markets of DoD customers, NASA, and others. Expansion into this area provides a chance to capture a multi-billion dollar market.

BUSINESS MODEL

We intend to build ThermaSat units in-house and plan to sell them to universities, private companies, and distributors.

We have received letters of support and interest of usage or distribution of once-available ThermaSat systems from:

- Spire
- NASA
- Aster Labs
- Orbital Transports
- Pumpkin Space Systems
- Arizona State University
- and others


TAP SIZE
M 8.0 x 1.25
M10.0 x 1.50
M12.0 x 1.75

FREQUENTLY ASKED QUESTIONS

What does your company do?

Our company investigates and develops novel thermal propulsion systems for use with CubeSats and small satellites in order to expand their mission capabilities.

Why did you choose this idea?

We wanted to develop an incredibly simple, safe, and responsive propulsion system that anyone could easily integrate into their spacecraft. The advancement of these thermal systems will potentially allow for highly efficient thrusters that may rival the thrust and efficiency of the coveted nuclear thermal rocket.

In five years, where do you envision your company?

In five years we hope to expand upon the success and technology of our original ThermaSat propulsion system. This may include the development of a hydrogen propelled spacecraft, ThermaSat Plus, which could act as an orbital transport vehicle to deliver spacecraft and cargo to various orbits including cis-lunar space. Additionally, the development of a very low Earth orbit satellite, ThermaSat 100, is planned to be underway to take advantage of lower orbits to potentially increase image resolution, decrease revisit times, and reduce communication latency.

Why is your team uniquely qualified to solve this problem?

Dr. Troy Howe is an expert in thermal power and propulsion systems. He has led one of the few private companies actively working on advanced nuclear thermal rockets. Jack Miller is an aerospace engineer that has led the research and development of the ThermaSat technology since its inception. His hands-on approach and forward thinking contributes greatly to the success of his teams and projects. Marvin Weinberger is a serial entrepreneur and was involved in numerous early online businesses, is an inventor with multiple patents, and is a proud designer of American-made products.

PRESS

- **Universe Today**
  A Steampunk Engine to Solve Your Satellite Woes!
- **Optics & Photonics News**
  Company Eyes "Steampunk" Propulsion for CubeSats
- **Room**
  Innovative design could see CubeSats "steam-powered"
- **Satellite Evolution Group**
  Howe Industries delivers steam powered ThermaSat™ propulsion design to National Science Foundation
- **New Atlas**
  ThermaSat design would see CubeSats propelled by jets of steam
- **Auto Evolution**
  USSF to Conquer Deep-Space With Groundbreaking Solar Thermal-Powered Spacecraft

TEAM



Troy Howe
CEO

Troy is an expert in space propulsion systems, thermodynamics, and heat transfer. He received his PhD in mechanical engineering from University of Idaho in 2015, and has served as PI on multiple SBIR awards, is a two time NASA NIAC fellow, and holds patents on nuclear rocket technologies and other space inventions.



Jack Miller
CTO

Jack is the lead engineer for the ThermaSat research and development program. He graduated from Arizona State University in 2018 as the Astronautical Engineering Program's Outstanding Graduate and recipient of the Gold Standard in Innovation Award. He holds several patents and published papers for various technologies. In his spare time, he enjoys rock climbing, mountain biking, and wilderness camping.



Marvin Weinberger
Managing Director

Marvin is a serial entrepreneur and inventor with multiple successful businesses. He holds several patents and is an inventor of many American made products. Marvin is the volunteer organizer at the Philly Maker Meetup, and can also be found playing violin for Musicians on Call at his local hospitals.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Compensation for Managers	$182,000	17.0%
Lab Space/office rent	$110,500	10.3%
Employee compensation	$96,200	9.0%
Component Costs	$123,032	11.5%
Travel	$24,000	2.2%
Software licenses	$17,000	1.6%
Launch coordination	$50,000	4.7%
Engineering subcontract support	$100,000	9.3%
Promotion/fundraising fee	$65,000	6.1%
University testing facilities fees	$100,000	9.3%
Office operations	$57,018	5.3%
Utilities	$30,940	2.9%
Legal fees	$8,840	0.8%
Sick/vacation/insurance	$53,040	5.0%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in ThermaSat, Inc.. This offering must raise at least $10,000 by March 24, 2023 at 8:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. ThermaSat, Inc. may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

553,500 shares
× $20 per share

$11,070,000 implied valuation

PITCH DECK

ThermaSat, Inc. Pitch Deck

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on August 16, 2022
- Form C/A on October 11, 2022
- Form C/A on October 17, 2022
- Form C/A on December 13, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Jan 27, 2023	ThermaSat has been mentioned by Wazer...
Dec 13, 2022	Filed Form C/A
Dec 8, 2022	ThermaSat fundraising is still going strong,...
Oct 17, 2022	Filed Form C/A
Oct 11, 2022	Filed Form C/A
Aug 16, 2022	Primary offering of 53,500 shares at $20
Aug 16, 2022	Filed Form C

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